Contact for Investors and Media:
Richard Baron
Vice President of Finance and CFO
610-644-8990
Richard.Baron@animascorp.com
WEST CHESTER, PA, August 2, 2005 (BUSINESS WIRE) — Animas Corporation (NASDAQ:PUMP) today announced financial results for the quarter ended June 30, 2005.
Second Quarter’s Highlights:

•	Net revenues of $21.4 million, compared to earlier guidance of net revenues of $19.5 to $20.5 million and representing an increase of 49% from adjusted net revenues for Q2 ’04. (Please see attached table for reconciliation of adjusted to GAAP numbers).

•	Net revenues of $40.8 million for the first half of 2005, representing an increase of 57% from adjusted net revenues for the first half of 2004.

•	An inventory write-off and additional reserve, totaling $2.8 million, as a result of (i) a shift in marketing focus away from the IR 1000 insulin pump and (ii) the cost of replacing circuit boards containing a now-discontinued component with boards containing a substitute component during the refurbishment process of certain IR 1200 insulin pumps.

•	Adjusted gross margin of 59.1%, excluding the inventory write-off and additional reserve.

•	Adjusted net loss of $273,000, before the inventory write-off and additional reserve, in line with earlier guidance of a loss between $0.0 and $0.3 million.
“We had another successful quarter, with our revenue exceeding our earlier midpoint guidance by 7% and our adjusted loss within our guidance. The demand both in the US and internationally remains strong for our IR 1200/1250 pumps,” said Kathy Crothall, President and CEO of Animas Corporation.

Given the strength of the European market, management decided to concentrate its international marketing efforts there, rather than pursue third-world markets for the IR 1000. As a result of this decision, management recorded a charge to write-off the IR 1000 pumps returned to inventory in 2004 following the IR 1000 Upgrade Program. Furthermore, the Company decided that in light of both (i) strong market acceptance of the food database in the IR 1250 pump as well as (ii) manufacturing efficiencies of the IR 1200, it made economic sense to replace, during the refurbishment process, circuit boards containing a now-discontinued component with boards containing a substitute component supporting the additional functionality of the food database. As a result, an additional reserve was taken.
FINANCIAL HIGHLIGHTS
Net revenues: Net revenues for Q2 ‘05 totaled $21.4 million, compared to $14.3 million of adjusted net revenues in Q2 ‘04, representing an increase of 49%. Net revenues for the US market constituted 87% of total net revenues and are 38% greater than adjusted net revenues for the US market in Q2 ‘04. Net revenues for the international market constituted 13% of total net revenues and are 231% greater than adjusted net revenues for the international market in Q2 ’04. Net revenues for supplies constituted 36% of total net revenues, compared to 23% in Q2 ’04.
Gross margin: Second quarter adjusted gross margin, before inventory write-off and additional reserve, was 59.1%, impacted negatively by the replacement circuit boards of certain IR 1200 pumps during the refurbishment process, in June. In comparison, the adjusted gross margin in Q2 ’04 was 62.0%, impacted favorably by the absorption of overhead resulting from increased production associated with the Upgrade Program. Adjusted gross margin for ancillary supplies was 47.6%, compared to 40.4% in Q2 ’04. Gross margin in Q2 ‘05 was 46.0%, reflecting the $2.8 million inventory write-off and increased reserve.
Research and development (or “R&D”) expenses: Second quarter R&D expenses were $2.1 million, compared to $1.4 million in Q2 ‘04. Additional R&D charges for the micropump and microneedle developments are being incurred by the Company’s technology partner, Debiotech, SA, in accordance with its contractual obligations.
Selling, general and administrative expenses (or “SG&A”): Second quarter SG&A expenses were $11.0 million, or 51% of net revenues, compared to SG&A expenses of 63% of adjusted net revenues in Q2 ‘04, which reflects increased operating leverage year over year.
Net loss: Second quarter adjusted net loss before inventory write-off and additional reserve were taken was $273,000, compared to the adjusted net loss for Q2 ‘04 of $1.6 million. Including the $2.8 million inventory write down and additional reserve, the net loss for Q2 ‘05 was $3.1 million.

Six-month performance: For the six month period ended June 30, 2005, net revenues were $40.8 million, compared to adjusted net revenues for the first six months of 2004 of $26.0 million, a growth of 57%. The Company reported an adjusted net loss for the six month period, before the in-process R&D charges associated with the Cygnus transaction and the additional charge for inventory write-off and additional reserve, of $1.4 million, compared to an adjusted net loss of $5.0 million in the same period during 2004. Including the in-process R&D charges associated with the Cygnus transaction and the $2.8 million charge for inventory write-off and additional reserve, the net loss for the first half of 2005 was $13.4 million.
Third quarter and year guidance: For the year, the Company is raising its net revenue guidance from a range of $84 to $87 million to a range of $85 to $88 million. Adjusted net income guidance, before the in-process R&D charges associated with the Cygnus transaction and the additional $2.8 million charge for inventory write-off and additional reserve, remains between $3 and $4 million. Guidance for third quarter net revenues is $21.5 to $23.0 million, compared to adjusted net revenues of $17.2 million in Q3 ‘04, an increase of approximately 32%. Guidance for third quarter net income ranges from $0.5 to $1.5 million.
Webcast information: Animas Corporation will host a webcast today, August 2, 2005, at 5:00 p.m. (ET), to discuss its financial results for the second quarter ended June 30, 2005 and its future guidance. This quarterly presentation will be webcast through the Company’s website at http://www.animascorp.com. An online archive of the webcast will be available through August 2, 2006. A copy of this earnings release will be available at http://www.animascorp.com. Animas Corporation undertakes no obligation to update or revise these materials, whether as a result of new information, future events, or for any other reason.
About Animas Corporation: Animas, a leading maker of insulin infusion pumps and related products, is dedicated to improving diabetes management and making insulin pump therapy easier for patients with insulin requiring diabetes and healthcare professionals through product innovation, exemplary customer support and superior customer education. For more information on Animas, visit http://www.animascorp.com or call Animas Corporation at 877-937-7867.

Statements in this press release or made by management from time to time regarding Animas Corporation that are not historical facts are forward-looking statements and are subject to risks, assumptions and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause Animas’ actual results to differ materially from those described in a forward-looking statement: the failure to successfully commercialize the licensed technology; technical issues of the IR 1250; failure to capture recurring purchases of ancillary supplies by patients using Animas’ pumps; the risks associated with completion and integration of acquisitions; any significant disruption with vendors; any failure to achieve and then maintain profitability; the failure of Animas’ ezSet Infusion Set to be fully-developed or commercially accepted; technological breakthroughs in diabetes monitoring, treatment, or prevention that could render Animas’ products obsolete; failure to comply with any FDA or foreign regulations; an inability to attract and retain personnel; competition; an inability to adequately protect Animas’ intellectual property; product liability lawsuits; and the failure to secure or retain third party insurance coverage or reduced reimbursement for Animas’ products by third party payors. This list is intended to identify only certain of the principal factors that could cause actual results to differ. Readers are referred to the reports and documents filed from time to time by Animas Corporation with the Securities and Exchange Commission for a discussion of these and other important risk factors. Readers are cautioned not to place undue reliance on forward-looking statements, which are made as of the date of this press release. Animas Corporation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or for any other reason.
(Tables Follow)

ANIMAS CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(in thousands, except share and per share data)
Net revenues	$21,440	$20,420	$40,788	$25,257

Operating expenses:
Cost of products sold	11,586	7,337	19,669	10,278
Research and development expenses	2,060	1,381	3,781	2,818
Selling, general and administrative expenses	10,958	8,982	21,700	17,421
Purchased in-process research and development	—	—	9,265	—

Total operating expenses	24,604	17,700	54,415	30,517

Income (loss) from operations	(3,164)	2,720	(13,627)	(5,260)

Interest income (expense), net	78	(84)	188	(188)

Net income (loss)	$(3,086)	$2,636	$(13,439)	$(5,448)

Basic net income (loss) attributable to common stockholders per share	$(0.15)	$0.24	$(0.66)	$(0.72)

Diluted net income (loss) attributable to common stockholders per share	$(0.15)	$0.14	$(0.66)	$(0.72)

Weighted average shares — basic	20,588,143	11,037,815	20,437,321	7,530,011

Weighted average shares — diluted	20,588,143	18,291,612	20,437,321	7,530,011

ANIMAS CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	June 30, 2005	December 31, 2004
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$15,704	$30,867
Short-term investments	4,710	—
Accounts receivable, net	22,995	22,382
Inventories	12,214	10,924
Other current assets	3,193	1,378

Total current assets	58,816	65,551
Property and equipment, net	8,018	6,780
Other assets	4,082	3,654

Total assets	$70,916	$75,985

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,251	$4,430
Other current liabilities	7,533	4,475

Total current liabilities	13,784	8,905
Other liabilities	1,954	2,074
Stockholders’ equity	55,178	65,006

Total liabilities and stockholders’ equity	$70,916	$75,985

ANIMAS CORPORATION AND SUBSIDIARIES
Reconciliation of Net Revenues, Cost of Products Sold and Net Income (Loss)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
		(in thousands)
Reconciliation of Adjusted Net Revenues

Net revenues	$21,440	$20,420	$40,788	$25,257
(Recognition) deferral of net revenues from prior periods under the pump upgrade program	—	(3,773)	—	707
Delay of shipment of unfulfilled orders of the IR 1200 to the second quarter of 2004	—	(2,303)	—	—

Adjusted net revenues	$21,440	$14,344	$40,788	$25,964

Reconciliation of Adjusted Gross Margin

Cost of products sold	$11,586	$7,337	$19,669	$10,278

Inventory and warranty reserves	(2,813)	—	(2,813)	—
Cost of products sold associated with the pump upgrade program and the delayed shipments	—	(1,888)	—	239

Adjusted cost of products sold	8,773	5,449	16,856	10,517

Adjusted gross margin	$12,667	$8,895	$23,932	$15,447

Reconciliation of Adjusted Net Income (Loss)

Net income (loss)	$(3,086)	$2,636	$(13,439)	$(5,448)

Inventory and warranty reserves	2,813	—	2,813	—
Purchased in-process research and development	—	—	9,265	—
(Recognition) deferral of net revenues from prior periods under the pump upgrade program	—	(3,773)	—	707
Delay of shipment of unfulfilled orders of the IR 1200 to the second quarter of 2004	—	(2,303)	—	—
Cost of products sold associated with the pump upgrade program and the delayed shipments	—	1,888	—	(239)

	2,813	(4,188)	12,078	468

Adjusted net loss	$(273)	$(1,552)	$(1,361)	$(4,980)

Note:
The reconciliation of net revenues, cost of products sold and net income (loss) is to provide useful information indicative of the Company’s core operating results and permit the comparison of shipments relating to the demand generated in the three and six months ended June 30, 2005 to that of the prior year period, respectively. To effectively measure the ongoing operations and the demand shipments for the period, the Company eliminated the effect of the inventory and warranty reserves, the purchased in-process research and development, the (recognition) deferral of revenue relating to the pump upgrade program and the delayed shipments of unfulfilled orders of the IR 1200. The non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters.